Filed pursuant to Rule 433

Registration No. 333-157392

April 29, 2009

FINAL TERM SHEET

Dated: April 29, 2009

8.000% Notes due 2012

Issuer:	Whirlpool Corporation

Size:	$350,000,000

Maturity:	May 1, 2012

Coupon (Interest Rate):	8.000%

Yield to Maturity:	8.043%

Spread to Benchmark Treasury:	T+662.5bps

Benchmark Treasury:	UST 1.375% Notes due April 15, 2012

Benchmark Treasury Price and Yield:	99-28; 1.418%

Interest Payment Dates:	Semi annually on May 1 and November 1, beginning November 1, 2009

Interest Rate Adjustment:	The interest rate on the Notes is subject to adjustment from time to time in the event of certain rating agency downgrades and/or upgrades.

Make-whole Redemption Provision:	At any time at a discount rate of the Adjusted Treasury Rate plus 50 basis points

Change of Control Repurchase Event:	If a Change of Control Repurchase Event occurs, Whirlpool Corporation will be required to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest thereon to the date of repurchase

Price to Public:	99.889%

Settlement Date:	May 4, 2009

Use of Proceeds:	General corporate purposes

CUSIP:	96332H CC 1

Ratings:*	Moody’s: Baa3 (negative outlook) Standard & Poor’s: BBB- (stable outlook) Fitch: BBB- (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. RBS Securities Inc.

Co-Managers:	Daiwa Securities America Inc. Fortis Securities LLC

8.600% Notes due 2014

Issuer:	Whirlpool Corporation

Size:	$500,000,000

Maturity:	May 1, 2014

Coupon (Interest Rate):	8.600%

Yield to Maturity:	8.613%

Spread to Benchmark Treasury:	T+662.5bps

Benchmark Treasury:	UST 1.750% Notes due March 31, 2014

Benchmark Treasury Price and Yield:	98-28+; 1.988%

Interest Payment Dates:	Semi annually on May 1 and November 1, beginning November 1, 2009

Interest Rate Adjustment:	The interest rate on the Notes is subject to adjustment from time to time in the event of certain rating agency downgrades and/or upgrades.

Make-whole Redemption Provision:	At any time at a discount rate of the Adjusted Treasury Rate plus 50 basis points

Change of Control Repurchase Event:	If a Change of Control Repurchase Event occurs, Whirlpool Corporation will be required to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest thereon to the date of repurchase

Price to Public:	99.950%

Settlement Date:	May 4, 2009

Use of Proceeds:	General corporate purposes

CUSIP:	96332H CB 3

Ratings:*	Moody’s: Baa3 (negative outlook) Standard & Poor’s: BBB- (stable outlook) Fitch: BBB- (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. RBS Securities Inc.

Co-Managers:	Daiwa Securities America Inc. Fortis Securities LLC

*	An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by the ratings agencies. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.